Exhibit 23.5

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

April 3, 2006

Duke Energy Corporation

526 South Church Street

Charlotte, North Carolina 28202

Ladies and Gentlemen:

Reference is made to our opinions, dated April 3, 2006, addressed to Duke Energy Corporation (“Duke Energy”) regarding certain tax matters, delivered in connection with the merger by and among Duke Energy, Cinergy Corp., a Delaware corporation, Deer Holding Corp., a Delaware corporation and a wholly-owned subsidiary of Duke Energy (“Duke Holding”), Deer Acquisition Corp., a North Carolina corporation and a wholly-owned subsidiary of Duke Holding, and Cougar Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Duke Holding.

We hereby consent to the filing of such opinions with the Securities and Exchange Commission as an exhibit to the Registration Statement of Duke Energy, file number 333-126318. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP